Exhibit 10.12

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

Decibel Therapeutics

for

COMPOSITIONS AND METHODS FOR EXPRESSING OTOFERLIN

UC Case No. [**]

UC Case No [**]

LICENSE AGREEMENT

for

COMPOSITIONS AND METHODS FOR EXPRESSING OTOFERLIN

This license agreement (“Agreement”) is made effective October 03, 2019 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143 and Decibel Therapeutics, a Delaware corporation, having a principal place of business 1325 Boylston Street Suite 500, Boston, Massachusetts 02215 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as “Compositions and methods for expressing otoferlin” (UC Case No. [**]) (collectively “Invention”), made in the course of research at University of Florida Research Foundation (“UFRF”) and UCSF and are claimed in Patent Rights as defined below. Invention was made in the course of research at UCSF by Dr. Omar Akil (collectively, the “Inventor”). UCSF and UFRF, each is licensing their interest in and to Patent Rights separately and independently.

B. The development of the Invention was sponsored in part by the National Institutes of Health and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

C. The development of the Invention was sponsored in part by Hearing Research, Inc.

D. The Licensee and The Regents have executed a Secrecy Agreement (UC Control No.[**]) with an effective date of [**].

E. The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

F. Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

G. The Licensee is a “small business firm” as defined in 15 U.S.C. §632.

- - oo 0 oo - -

The parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1

“Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2	“Field of Use” means all fields.

1.3

“Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.4

“Licensed Product(s) “ means any product, including, without limitation, a product for use or used in practicing a Licensed Method and any product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.5

“Licensed Service(s)” means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.

1.6

“Net Sale” means the total amount invoiced (including fair market value of any non-cash consideration) by Licensee or by any Affiliate or Sublicensee on account of Sales of Licensed Product or Licensed Services, after deduction of all the following in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to the extent applicable to such Sales:

1.6.1	trade, quantity and cash discounts or rebates, chargebacks, actually allowed or taken;

1.6.2	allowances or credits given for rejection or for return of previously sold Licensed Product or outdated Licensed Product;

1.6.3	amounts repaid or credited by reason of rejection, defects, recalls, or returns or because of chargebacks, refunds, rebates or retroactive price reductions;

1.6.4	discounts mandated by, or granted solely to meet the requirements of law, including required chargebacks and retroactive price reductions required by law;

1.6.5	bad debts and uncollectible receivables;

1.6.6

any tax or other governmental charge (including without limitation custom surcharges) borne by and not reimbursed to the Licensee other than income tax levied on the Sale, transportation or delivery of Licensed Product, and

1.6.7	any charges for packing, handling, freight, insurance, transportation and duty charges borne by the seller.

For the purposes of this Agreement, chargebacks, bad debt, uncollectible receivables are considered to be Uncollectible Debts. “Uncollectible Debts” means amount owed and unpaid to the Licensee, or a Sublicensee for previously Sold Licensed Products, which Licensee or the Sublicensee has attempted to collect, using efforts at least as diligent as those efforts that Licensee or the Sublicensee (as applicable) uses in attempting to collect other overdue debts, provided that such amounts have been formally designated as such in accordance with Licensee’s or the Sublicensee’s internal accounting procedures and provided further that such allowance shall not be applicable in the event and to the extent any such designated amounts are ultimately collected.

If Licensee or its Affiliates or Sublicensee makes any sales to any third party in a transaction in a given country that is not an arms’ length transaction, unless a cash discount within the meaning of this Paragraph 1.6 applies, the Net Sales used to determine the royalties payable to The Regents shall be computed on the basis of the established average price charged to unrelated third parties in such country.

1.7	“Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	United States Application Number	Priority Date
[**]	[**]	[**]

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application).

1.8	“Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.

1.9

“Sublicensee” means any person or entity (including any Affiliate) to which any of the license rights granted to the Licensee hereunder are granted a sublicense or an option to a sublicense. For avoidance of doubt, all sublicensees of Sublicensees are considered Sublicensees of the Regents under this Agreement in accordance with Article 3 (Sublicenses).

1.10

“Sublicensing Revenues” means amounts (including, without limitation, any licensing or optioning fees, or license maintenance fees, or milestone payments, and fair market value of any non-cash consideration), received by or payable to the Licensee from any Sublicensee under a sublicense of the Licensee’s rights under this Agreement, provided that Sublicensing Revenues will not include amounts received by or payable to the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide: (a) debt financing of the Licensee, (b) amounts received by the Licensee as the purchase price, at fair market value, for equity securities (including stock of whatever class or series, and including the purchase price for warrants and the exercise price under such warrants, or as convertible debt, and the like) of the Licensee; (c) reimbursements of out-of-pocket Patent Prosecution Costs actually incurred by the Licensee directly related to the specific Licensed Product being sublicensed; (d) royalty payments on Net Sales; and (e) reimbursement to the Licensee for documented cost of research and/or development activities performed or services provided by the Licensee for the specific Licensed Product, on a going-forward basis, on the basis of reimbursement of out-of-pocket expenses and/or payments for full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates for the location of Licensee and the kind of activities and services undertaken by the Licensee for which such reimbursement is made to the Licensee .

1.11

“Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; or (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; and, for any of i-iv above, (v) has not been pending for more than [**] after the date of issuance of the first office action on any patent application under Patent Rights, on a country-by-country basis.

2. GRANT

2.1

Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government and those reserved by The Regents set forth in the Background and in Paragraphs 2.2.1 (obligations to the United States Government) and 2.4 (Government Requirements) , The Regents grants to the Licensee a worldwide, license under all of its rights in and to the Patent Rights to make, have made, use, Sell, offer for Sale and import Licensed Products, to provide Licensed Services, and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use. So long as this Agreement is in effect, other than as specified in Section 2.3 (Reservation of Rights), The Regents shall not grant any other licenses for the Patent Rights. For the avoidance of doubt, The Regents grant under this Article 2 and under this Agreement does not include, (i) UFRF rights to the Invention; and, (ii) UFRF rights under Patent Rights.

2.2	The license granted in Paragraph 2.1 is subject to the following:

2.2.1

The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.2.2

the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.3

Reservation of Rights. The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, and any technology relating to any of the foregoing and to make and use any products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes only, and including publication and other communication of any research results.

3. SUBLICENSES

3.1

Permitted Sublicensing. The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates) the rights granted to the Licensee hereunder, as long as the Licensee has current rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 8.3 (Minimum Annual Royalty) and Paragraphs 18.3 and 18.4 (reimbursement of Patent Prosecution Costs). For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible. In the event the Licensee is assigned or otherwise acquires a license to the Patent Rights from UFRF, the Licensee shall not separately grant a sublicense to any third party under its UFRF rights without concurrently granting a sublicense under The Regents’ rights on the terms and conditions described in this Article 3.

3.2

Sublicensee of a Sublicensee. For the purpose of this Agreement, all sublicensees of Sublicensees are (i) considered as Sublicensees of the Regents; and (ii) shall be subject to all the terms and conditions applicable to a Sublicensee under this Agreement; and (iii) shall pay all royalty and fees applicable to a Sublicensee under this Agreement. Licensee shall remain fully liable to the Regents for all acts and obligations of such Sublicensee and, acts of such Sublicensee shall be considered acts of the Licensee.

3.3

Sublicense Requirements. The Licensee shall provide The Regents with a copy of each sublicense issued within [**] of execution of such sublicense or sublicense amendment; collect and guarantee payment of all payments due The Regents from Sublicensees; and summarize and deliver all reports due The Regents from Sublicensees.

3.4

Mandatory Sublicensing. If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, Licensee will, at The Regents’ request, negotiate in good faith with any such company. The Regents would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

3.5

License Termination. Upon termination of this Agreement for any reason, each sublicense granted by Licensee to a Sublicensee shall remain in effect as a direct license from The Regents to the Sublicensee (each a “New License Agreement”), for the scope of the license granted to such Sublicensee, on the same terms as this Agreement (taking into account any difference in license scope, territory, and duration of sublicense grant), provided that the Sublicensee is not at the time of such termination in breach of its sublicense agreement, is not at the time of such termination an opposing party in any legal proceeding involving The Regents, and that the financial terms of each New Licensee Agreement shall be identical to the corresponding financial terms of this Agreement. In the event of termination of this Agreement and if The Regents shall grant a direct license to any Sublicensee pursuant to the preceding sentence, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. The Regents and the Sublicensee will modify each such New License Agreement to include all of the rights of The Regents (and [**], and, if applicable, the United States Government and other sponsors) that are contained in this Agreement. Notwithstanding the foregoing, each Sublicensee’s right to enter into a New License Agreement shall only be available to the extent (i) Licensee has provided The Regents with a copy of the sublicense agreement granting the sublicense to such Sublicensee as required under Paragraph 3.3 and with all terms relating to the rights and obligations under this Agreement left unredacted, (ii) such Sublicensee notifies The Regents within [**] after the termination of this Agreement that it wishes to enter into a New License Agreement, (iii) Sublicensee pays to The Regents its pro rata share of any unreimbursed patent expenses during the negotiation of the New License Agreement within [**] of the mailing date of the invoice for such expenses, and (iv) the duties of The Regents under the New License Agreement will not be greater than the duties of The Regents under this Agreement and (v) there is no outstanding or ongoing material breach of such sublicense by such Sublicensee which remains uncured. The terms in this Paragraph 3.5 are applicable only to sublicenses granted by Licensee and are not applicable to any sublicenses granted by a Sublicensee.

4. PAYMENT TERMS

4.1

Payment Obligations. Paragraphs 1.3, 1.4, 1.5, and 1.7 define Licensed Method, Licensed Product, Licensed Service and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Licensed Products or Licensed Services are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.6. Sublicense Fees with respect to any Sublicensing Revenue shall accrue to The Regents within [**] of the date that such Sublicensing Revenue is due to the Licensee.

4.2

Schedule. The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before [**] (for the calendar quarter ending December 31), [**] (for the calendar quarter ending March 31), [**] (for the calendar quarter ending June 30) and [**] (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.3

Currency. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last [**] of the reporting period.

4.4

Taxes. Sublicense Fees and Earned Royalties on Net Sales of Licensed Products or Licensed Services and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.6 (Net Sales).

4.5

Accrual. In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or Licensed Services.

4.6

Late Payments. In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [**] percent ([**]%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5. LICENSE ISSUE FEE

5.1

The Licensee will pay to The Regents a license issue fee of [**] dollars ($[**]) within [**] of the Effective Date and [**] dollars ($[**]) within [**] of issuance of the first patent under Patent Rights in any jurisdiction. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE

6.1

Subject to Paragraph 6.2, the Licensee shall also pay to The Regents a license maintenance fee within [**] of the one-year anniversary of the Effective Date and within [**] of each subsequent anniversary of the Effective Date in an amount equal to:

6.1.1	[**] dollars ($[**]) prior to issuance of the first patent under Patent Rights in any jurisdiction; or

6.1.2	[**] dollars ($[**]) after issuance of the first patent under Patent Rights in any jurisdiction; or

6.2

The license maintenance fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products or Licensed Services and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product or Licensed Service. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7. PAYMENTS ON SUBLICENSES

7.1	The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”) of all Sublicensing Revenues:

7.1.1	[**] percent ([**]%) of all Sublicensing Revenues [**]; and,

7.1.2	[**] percent ([**]%) of all Sublicensing Revenues [**]; and,

7.1.3	[**] percent ([**]%) of all Sublicensing Revenues [**]; and,

7.1.4	[**] percent ([**]%) of all Sublicensing Revenues [**].

8. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

8.1

Earned Royalty. The Licensee will pay to The Regents an Earned Royalty of [**] percent ([**]%) of the Net Sales of Licensed Product or Licensed Service by the Licensee, Sublicensee, or any Affiliate for all aggregate Net Sales (“Earned Royalty”). Any payments received for Earned Royalty will be non-refundable and non-creditable towards any other payment due to The Regents. In case of documented overpayment, if Licensee gives notice to The Regents within [**] of The Regents’ receipt of such payment, such overpayment can be credited against future royalty payments.

8.2

Royalty Offset. In the event Licensee determines it is necessary for the Licensee to obtain a license to patent rights of one or more third parties, that is/are not an Affiliate, in order to practice Licensed Methods and/or make, have made, use, sell, offer to sell or import Licensed Products, and Licensee is required to pay a royalty to both The Regents under this license agreement and the unaffiliated third parties under a separate license agreement in order to practice Licensed Methods and/or to make, have made, use, sell, offer to sell or import Licensed Products, then if the combined royalty due to The Regents and such third party(ies) exceeds [**] percent ([**]%) then the Earned Royalty percentage due to The Regents hereunder will be reduced by the amount determined by the following formula: [**], where “A” equals the total royalty burden percentage due for the Licensed Product (including the Earned Royalty due to The Regents and any royalty due to one or more third parties, that is/are not an Affiliate,), and “B” equals the total number of licenses, including this license and such licenses from all third parties, that is/are not Affiliate(s), provided that in no event will the Earned Royalty due to The Regents be less than [**] percent ([**]%) of the Net Sales of Licensed Product or Licensed Service by the Licensee, Sublicensee, or any Affiliate for all aggregate Net Sales, in any given payment period. The royalty offset under this Paragraph 8.2 does not apply to any licenses obtained by the Licensee for UFRF rights in the Invention.

8.3

Minimum Annual Royalty. The Licensee will also pay to The Regents a minimum annual royalty of [**] dollars ($[**]) for the life of Patent Rights, beginning with the year of the first Sale of Licensed Product or Licensed Service. The minimum annual royalty will be paid to The Regents by [**] of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made. Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in the calendar year when Sales commence and will be due the following [**] (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year’s Earned Royalties.

9. MILESTONE PAYMENTS

9.1	With respect to each Licensed Product and each Licensed Service, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts:

9.1.1	[**] dollars ($[**]) upon the [**]; and,

9.1.2	[**] dollars ($[**]) upon [**]; and,

9.1.3	[**] dollars ($[**]) milestone payable the first time annual net sales exceed [**] dollars ($[**]); and,

9.1.4	[**] dollars ($[**]) payable the first time annual net sales exceed [**] dollars ($[**]); and,

9.1.5	[**] dollars ($[**]) when cumulative net sales exceed [**] dollars ($[**]); and,

9.1.6	[**] dollars ($[**]) when cumulative net sales exceed [**] dollars ($[**]).

9.2

For the avoidance of doubt, each of the milestone payments set forth in Paragraphs 9.1.1 through 9.1.6 will be payable with respect to each Licensed Product and each Licensed Service and regardless of whether the applicable milestone event has been achieved by the Licensee, Sublicensee, or any Affiliate.

9.3	All milestone payments set forth in Paragraphs 9.1.1 through 9.1.6 are due to The Regents within [**] of the occurrence of the applicable milestone event.

10. DUE DILIGENCE

10.1

The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and Licensed Services and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

10.2	The Licensee or a Sublicensee will obtain all necessary governmental approvals in each country where Licensed Products or Licensed Services are manufactured, used, Sold, offered for Sale or imported.

10.3	The Licensee will:

10.3.1	[**] for a Licensed Product by [**];

10.3.2	[**] for a Licensed Product or by [**];

10.3.3	[**] for Licensed Product by [**];

10.3.4	[**] such Licensed Product [**]; and

10.3.5	[**].

10.4

The Regents recognizes that there are uncertainties associated with the development of therapeutic products and the regulatory process required by the FDA (and foreign regulatory authorities that are equivalent to the FDA), and that it may be necessary from time to time to amend the milestones under Paragraphs 10.3.1 through 10.3.5. Accordingly, The Regents agrees to extend each such milestone under Paragraphs 10.3.1 through 10.3.5 for up to [**] provided that Licensee can demonstrate to The Regents its diligent efforts with supporting documentation, at no cost to the Licensee for the first extension. Additional [**] extensions are available for any milestone provided that Licensee can continue to demonstrate its diligent efforts with supporting documentation and pays an additional extension fee of [**] dollars ($[**]). Each [**] extension will automatically extend all remaining milestones in Paragraphs 10.3.1 through 10.3.5 by [**].

10.5

If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to grant additional commercial licenses to the Patent Rights and/or revoke Licensee’s right to sublicense Patent Rights. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant) and Article 3 (Sublicenses).

11. PROGRESS AND ROYALTY REPORTS

11.1

Progress Reports. Beginning on [**], and [**] thereafter, Licensee will submit a written report to The Regents covering the Licensee’s (and any Affiliates’ or Sublicensees’) activities related to this Agreement. The report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth in Article 10 (Due Diligence). Each report will describe, the amount of funding raised to date, the names and titles of Licensee’s executive leadership team, and where relevant: progress toward commercialization of Licensed Products and Licensed Services, including work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products and Licensed Services, and significant corporate transactions involving Licensed Products and Licensed Services.

11.2

First Sale. The Licensee will report to The Regents the date of first Sale of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

11.3

Royalty Reports. Beginning with the earlier of (i) the first Sale of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee shall make quarterly royalty reports to The Regents on or before each [**] of each year. Each royalty report will cover the Licensee’s most recently completed calendar quarter and will show (a) the gross Sales and Net Sales of Licensed Products and/or Licensed Services Sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product and/or Licensed Services Sold; (c) the royalties, in U.S. dollars, payable with respect to Sales of Licensed Products and/or Licensed Services; (d) the method used to calculate the royalty; (e) any Sublicense Fees due to The Regents; (f) the exchange rates used; and (g) any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

11.4

Entity Status. The Licensee has a continuing responsibility to keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its Sublicensees and Affiliates.

12. BOOKS AND RECORDS

12.1

Accounting. The Licensee shall keep accurate books and records showing all Licensed Products and Licensed Services manufactured, used, and/or Sold under the terms of this Agreement. Books and records must be preserved for at least [**] from the date of the royalty payment to which they pertain.

12.2

Auditing. Books and records must be open to inspection by representatives or agents of The Regents at reasonable times, but in any event not more than [**]. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than [**] percent ([**]%) of the total royalties due for any year is discovered in any examination then the Licensee shall bear the fees and expenses of that examination and shall remit such underpayment to The Regents within [**] of the examination results.

13. LIFE OF THE AGREEMENT

13.1

Term. Unless otherwise terminated by operation of law, Paragraph 13.2 (Bankruptcy), or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

13.2

Bankruptcy. This Agreement will automatically terminate without the obligation to provide [**] notice as set forth in Paragraph 14.1 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

13.3	Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 4.6	Late Payments
Article 5	License Issue Fee
Article 7	Payments on Sublicenses
Article 8	Earned Royalties and Minimum Annual Royalties
Article 12	Books and Records
Article 13	Life of the Agreement
Article 15	Use of Names and Trademarks
Article 16	Limited Warranty
Article 17	Limitation of Liability
Paragraphs 18.3 & 18.4	Patent Prosecution Costs and Effects of Termination
Article 21	Indemnification
Article 22	Notices
Article 25	Governing Laws
Article 28	Confidentiality

13.4

Effects of Termination. The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Article 8 (Earned Royalties and Minimum Annual Royalties).

14. TERMINATION

14.1

By The Regents. If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default (Notice of Default) to the Licensee. If the Licensee fails to repair the default within [**] of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (Notice of Termination). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the effective date of that notice.

14.2

By Licensee. The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 18.4 (Effects of Termination) will be effective sixty (60) days from the date such termination notice is sent by Licensee.

14.3

Immediate Termination. The Agreement will terminate immediately if the Licensee files a claim that includes in any way the assertion that any portion of The Regents’ Patent Rights is invalid or unenforceable where the filing is by Licensee, a third party on behalf of Licensee, or a third party at the written urging of, or with the assistance of, the Licensee.

15. USE OF NAMES AND TRADEMARKS

15.1

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by the Director of the Office of Technology Management, UCSF Innovation Ventures, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

16. LIMITED WARRANTY

16.1

To the extent of the knowledge of the licensing professional administering this Agreement and as of the Effective Date, The Regents warrants to the Licensee that it has the lawful right to grant this license.

16.2

Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services and Licensed Methods provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, LICENSED METHODS OR ORIGINAL MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

16.3	This Agreement does not:

16.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

16.3.2

express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

16.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 20 (Patent Infringement); or

16.3.4

confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

16.3.5

obligate The Regents to furnish any advancements, developments, or other improvements to Patent Rights which are not entitled to the priority dates of Patent Rights, or know-how, technology or information not provided in Patent Rights.

17. LIMITATION OF LIABILITY

17.1

THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18. PATENT PROSECUTION AND MAINTENANCE

18.1

Patent Prosecution. UCSF and UFRF entered into a patent management agreement on July 5, 2019, (“Patent Management Agreement”) for the management of matters related to the jointly owned Invention and Patent Rights thereto. Licensee has read and understood the Patent Management Agreement, which is attached in Appendix A. In the event, Licensee wants to change the patent strategy or patent scope or patent claims, Licensee agrees to be transparent in their communication and promptly discuss with The Regents any such strategy. If aforementioned change in strategy by Licensee may result in change in inventor-ship of Patent Rights as per patent law, then Licensee shall bring this to The Regents attention immediately. Licensee is committed to engaging in good faith patent strategies and shall diligently work with The Regents for the same. As long as the Licensee has paid patent costs as provided for in this Article 18, The Regents shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising Regents’ Patent Rights using counsel of its choice. The Regents will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any. The Licensee agrees to keep this documentation confidential. The Regents’ counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents. The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement and to file and prosecute patents in foreign countries indicated by and paid for by Licensee.

18.2

Patent Term. The Licensee shall apply for an extension of the term of any patent included within Regents’ Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents, and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.

18.3

Costs. The Licensee will bear all costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”). Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within [**] of rebilling by The Regents. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents.

18.4

Effects of Termination. The Licensee will be obligated to pay any agreed-upon Patent Prosecution Costs incurred during the [**] period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the [**] period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon [**] written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s), and applications in foreign countries where Licensee has elected not to file, at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

19. PATENT MARKING

19.1	The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

20. PATENT INFRINGEMENT

20.1

Infringement Notice. In the event that The Regents (to the knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has rights under this Agreement, the Licensee shall not notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first consulting with The Regents. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

20.2	Company Suit and Joining. At Licensee’s discretion and to the extent permitted by law, Licensee may institute suit for patent infringement against the infringer if infringing activity of potential commercial significance occurs. The Regents may voluntarily join such suit, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents’ prior written consent. If The Regents joins a suit initiated by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

20.3

Regents’ Suit. If, within [**] following the date the Infringement Notice takes effect or for such other time as the Parties mutually agree, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

20.4

Infringement Notice. Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within [**] of the date of such notice under the Act to either party.

20.5

Recovery. Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement The Regents will receive [**] percent ([**]%) of the recovery; and (b) for any recovery for willful infringement, The Regents will receive [**] percent ([**]%) of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 20 (Patent Infringement).

20.6	Sublicenses. Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

20.7

Cooperation. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

20.8	Control. Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

21. INDEMNIFICATION

21.1

Indemnification. The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense. This indemnification will include, but not be limited to, any product liability. If The Regents believe that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 21.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

21.2	Insurance. The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

21.2.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$	[	**]
Personal and Advertising Injury	$	[	**]
General Aggregate (commercial form only)	$	[	**]

If the above insurance is written on a claims-made form, it shall continue for [**] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

21.2.2	Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

The coverage and limits above will not in any way limit the Licensee’s liability under this Article 21 (Indemnification.)

21.3

Certificates. After the execution of this Agreement, and at the request of The Regents, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will: indicate The Regents as an additional insured(s) under the coverage described above in Paragraph 21.2 (Insurance); and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

21.4

Notification. The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 21 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 21 (Indemnification).

22. NOTICES

22.1	Any notice or payment hereunder shall be deemed to have been properly given when sent in writing in English to the respective address below and shall be deemed effective:

22.1.1	on the date of delivery if delivered in person,

22.1.2	on the date of mailing if mailed by first-class certified mail, postage paid, or

22.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment, or

22.1.4

in the case of notices, if sent by email, on the date the recipient acknowledges having received that email by either an email sent to the sender or by a notice delivered by another method in accordance with this Paragraph 22.1, provided that, automated replies and “read receipts” shall not be considered acknowledgement of receipt.

In the case of Licensee:

Decibel Therapeutics

1325 Boylston Street, Suite 500

Boston, MA 02215

Attention: VP, Legal

In the case of The Regents:

For notices:

University of California, San Francisco

Innovation Ventures, Office of Technology Management, Box 2142

600 16th Street, Suite S272

San Francisco, CA 94143

(for Fed-Ex use postal code 94158)

Attention: Director, Technology Management

Referring to: UC Case No. [**]

Email: [**]

For remittance of payments:

Office of Innovation and Entrepreneurship

Attn: Accounts Receivable

University of California

Office of the President

1111 Franklin Street, 5th Floor

Oakland, CA 94607-5200

Referring to: UC Case No. [**]

23. ASSIGNABILITY

23.1

The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, only in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by

Sale, merger, operation of law or otherwise, provided that a) such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (attached here as Appendix B), b) Licensee gives The Regents a [**] notice of assignment, and c) upon payment by Licensee to The Regents of [**] dollars ($[**]) assignment fee. Any attempted assignment by Licensee other than in accordance with this Paragraph 23.1 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

24. FORCE MAJEURE

24.1

Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

25. GOVERNING LAWS; VENUE

25.1

Choice of Law. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

26. GOVERNMENT APPROVAL OR REGISTRATION

26.1

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

27. COMPLIANCE WITH LAWS

27.1

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

28. CONFIDENTIALITY

28.1

Confidential Information. The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until [**] after the termination or expiration of this Agreement. Proprietary Information can be written, oral, or both. This confidentiality obligation will apply to the information defined as “Confidential Information” under the Secrecy Agreement and such Confidential Information will be treated as Proprietary Information hereunder.

28.2	The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 28 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms contained herein and information regarding payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request. If such release is made, then The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 20 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless the Licensee has already made such disclosure publicly.

28.3	Limitations. Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:

28.3.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

28.3.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

28.3.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and

28.3.4	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure. Nothing in this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of the Agreement as part of a larger database.

28.4

Return of Information. Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within [**] following the termination of this Agreement and provide each other with prompt written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

29. MISCELLANEOUS

29.1	Appendices. This Agreement includes the attached Appendix A and Appendix B.

29.2	Headings. The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

29.3	Binding Agreement. This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

29.4	Amendments. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

29.5	Waiver. No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.

29.6

Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

29.7

Invalidity. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

29.8

Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

29.9

Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other party, on such counterpart is not an original signature.

29.10

Execution. The terms and conditions of this Agreement shall be considered by The Regents to be withdrawn from the Licensee’s consideration and the Agreement itself to be null and void, unless this Agreement is executed by both The Regents and the Licensee within thirty (30) days of when the execution copy is circulated for signatures.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

DECIBEL THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Paula Cobb	By:	/s/ Gonzalo Barrera-Hernandez, Ph.D.
	(Signature)		(Signature)

Name:	Paula Cobb	Name:	Gonzalo Barrera-Hernandez, Ph.D.
	(Please Print)		(Please Print)

Title:	Chief Operating Officer	Title:	Associate Director, Innovation Ventures

Date:	Oct. 4, 2019	Date:	October 4, 2019